Exhibit 99.2

Keating Capital Reports Fourth Quarter 2013 Results and Announces Distributions for Q1, Q2 and Q3 2014

  $4.4 million of net realized gains in 2013
  Total dividends of $0.49 per share in 2013; equivalent to yield of 8.0% based on 2013 year-end stock price of $6.15
  Board adopts new quarterly distribution policy effective Q1 2014
  Board policy provides distributions payable in cash or shares of Keating Capital common stock (at the election of stockholders), subject to limitation that no more than 25% of aggregate distribution will be paid in cash, with the remainder paid in shares of common stock
  Board declares regular quarterly distribution of $0.10 per share for each of Q1, Q2 and Q3 2014
  Unless and until stock price exceeds NAV, no new equity issuance planned in 2014

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--February 24, 2014--On February 24, 2014, Keating Capital, Inc. (“Keating Capital” or the “Company”) (Nasdaq: KIPO), a closed-end fund that has elected to be regulated as a business development company under the Investment Company Act of 1940, reported financial results for the fourth quarter and year ending December 31, 2013.

Management Commentary

“In 2013, we generated $4.4 million of net realized capital gains, which we distributed 100% to our stockholders, resulting in total dividends of $0.49 per share.

We expect a majority of our private portfolio companies to complete an IPO or strategic sale/merger over the course of the next four to eight quarters. Based on our net realized gains from our four portfolio company sales thus far (and the 22% weighted-average internal rate of return from these sales1), we remain confident that our model has been validated.

Finally, we further believe that our adoption of a quarterly distribution policy, which is discussed below, will make Keating Capital’s stock more attractive to both existing and potential new stockholders,” stated Timothy J. Keating, CEO of Keating Capital, Inc.

2013 Portfolio Activity and Analysis

Investment Activity

During 2013, Keating Capital made investments totaling $3.0 million in one new portfolio company Deem, Inc., and approximately $1.2 million in two existing private portfolio companies.

Portfolio Company Sales

The Company defines a “sale” as the disposition of its interest in a portfolio company that has either completed an IPO (after the expiration of the customary 180-day lockup) or been acquired. The gains realized in 2013 were sourced from the sale of Keating Capital’s investments in Corsair Components, LifeLock and Solazyme. Including the sale of its position in NeoPhotonics in 2012, Keating Capital has sold four portfolio company positions to date.

The overall weighted-average internal rate of return on these portfolio company sales taken as a whole was 22%, calculated at the portfolio company level, before giving effect to the Company’s operating expenses (including any incentive fees). See footnote 1.

Portfolio Company Exits

The Company defines an “exit” as a portfolio company that has either completed an IPO or been acquired, but which it has not yet sold its position. In 2013, Keating Capital had two such exits: Tremor Video and Jumptap.

  Tremor Video

On June 26, 2013, Tremor Video completed the pricing of its IPO of 7,500,000 shares of common stock at a price to the public of $10.00 per share. The cost basis of Keating Capital’s Tremor common stock is $4 million, or $6.67 per share.

  Millennial Media/Jumptap

On November 6, 2013, portfolio company Jumptap, Inc. completed a merger with Millennial Media, Inc. (NYSE: MM) (“Millennial”). As part of the merger, Keating Capital received 1,247,893 shares of Millennial common stock, which have a cost basis of $5 million, or $4.01 per share. As of December 31, 2013, the fair value of Keating Capital’s investment in Millennial was marked at $8.1 million based on Millennial’s closing price of $7.27 at year-end, adjusted for an 11% discount for lack of marketability due to lockup restrictions.

On February 5, 2014, the lockup restrictions on 415,964 shares of Keating Capital’s Millennial stock expired. As of February 20, 2014, Keating Capital had sold 415,964 shares of Millennial at an average price of $7.13 per share, for net realized gains of $1.3 million. Beginning on or about May 5, 2014, the lockup restrictions on an additional 696,735 shares will expire. In addition, a total of 135,194 shares of Millennial are being held in escrow until November 6, 2014 for potential indemnification obligations.

Portfolio Analysis

Keating Capital holds investments in 17 portfolio companies with a fair value of $62.0 million and $13.5 million in cash and cash equivalents.

As of December 31, 2013, the net unrealized appreciation of Keating Capital’s portfolio was $6.4 million, consisting of: (i) ten portfolio company investments with aggregate unrealized appreciation of $15.3 million (including Deem which is marked at cost), and (ii) seven portfolio company investments with aggregate unrealized depreciation of $8.9 million. The unrealized appreciation (depreciation) of each of Keating Capital’s portfolio companies as of December 31, 2013, is set forth in the table below.

	December 31, 2013

			Unrealized
			Appreciation
Portfolio Company	Cost	Value	(Depreciation)

Millennial Media, Inc.	$4,999,995	$8,074,242	$3,074,247
Xtime, Inc.	3,000,000	5,830,000	2,830,000
Zoosk, Inc.	2,999,999	5,650,000	2,650,001
SilkRoad, Inc.	6,028,667	8,608,667	2,580,000
Metabolon, Inc.	4,000,000	6,140,000	2,140,000
Glam Media, Inc.	4,999,999	5,750,000	750,001
TrueCar, Inc.	2,999,996	3,720,000	720,004
Kabam, Inc.	1,328,860	1,620,000	291,140
Harvest Power, Inc.	2,499,999	2,770,000	270,001
Deem, Inc.	3,000,000	3,000,000	-
MBA Polymers, Inc.	2,000,000	1,530,000	(470,000)
Tremor Video, Inc.	4,000,001	3,479,994	(520,007)
Livescribe, Inc.	606,187	-	(606,187)
Suniva, Inc.	2,500,007	1,330,000	(1,170,007)
BrightSource Energy, Inc.	3,111,033	1,693,902	(1,417,131)
Agilyx Corporation	4,000,000	1,840,000	(2,160,000)
Stoke, Inc.	3,500,000	940,000	(2,560,000)

Total	$55,574,743	$61,976,805	$6,402,062

Dividends

In 2013, Keating Capital generated $4.4 million of net realized capital gains, which it distributed 100% to its stockholders resulting in total dividends of $0.49 per share. The dividend yield on Keating Capital’s stock for 2013 was 8.0%, which is its total dividends declared in 2013 divided by the $6.15 per share closing stock price as of December 31, 2013. Since its first distribution in 2011, Keating Capital has now distributed a total of $0.65 per share to its stockholders.

Date Declared	Record Date	Payment Date	Amount Per Share	Source of Distribution

2013 Dividends:
May 28, 2013	June 14, 2013	June 26, 2013	$0.24	Capital Gains
May 28, 2013	September 13, 2013	September 25, 2013	0.24	Capital Gains
December 19, 2013	December 30, 2013	January 13, 2014	0.01	Capital Gains (1)
Total - 2013 Dividends			0.49

2012 Dividends:
December 6, 2012	December 14, 2012	December 26, 2012	0.03	Capital Gains
Total - 2012 Dividends			0.03

2011 Dividends:
February 11, 2011	February 15, 2011	February 17, 2011	0.13	Return of Capital (2)
Total - 2011 Dividends			0.13

Total - Cumulative			$0.65

(1)	Although the dividend of $0.01 per share was paid on January 13, 2014, this dividend will be taxable to stockholders as if paid in 2013. For income and excise tax purposes, this dividend will be eligible for the dividends paid deduction by the Company in 2013.

(2)	The February 2011 distribution was a special cash distribution based on the unrealized appreciation the Company had recorded on its NeoPhotonics investment at the time of the distribution, following NeoPhotonics’ completion of its IPO.

Quarterly Distribution Policy

On February 20, 2014, Keating Capital’s Board of Directors adopted a quarterly distribution policy where it intends to pay regular quarterly distributions to its stockholders based on estimated net capital gains for a given calendar year.

Under the quarterly distribution policy, Keating Capital seeks to maintain a consistent distribution level that may be paid in part or in full from net capital gains or a return of capital, or a combination thereof. If Keating Capital’s actual net capital gains are less than the total amount of its regular quarterly distributions for the year, the difference will be distributed from its capital and will constitute a return of capital to stockholders. Alternatively, if Keating Capital’s actual net capital gains exceed the total amount of its regular quarterly distributions for a given year, Keating Capital’s Board of Directors currently intends to adjust or make an additional distribution in December of each year so that the total distributions for any given year represent 100% of Keating Capital’s actual net capital gains in that year. A return of capital is generally not taxable and, instead, reduces a stockholder's tax basis in his shares of Keating Capital.

The quarterly distribution policy reflects Keating Capital’s commitment to stockholders to provide a predictable, but not assured, level of quarterly distributions based on the estimated amount of net capital gains it projects to realize during the year. However, due to the uncertainty of portfolio companies achieving a liquidity event through either an IPO or sale/merger and the Company’s ability to sell its positions at a gain following a liquidity event, the Company can give no assurance that it will be able to realize net capital gains during the year equal to the amount of its regular quarterly distributions. In addition, the Company can give no assurance that it will be able to realize any net capital gains from the sale of its portfolio company investments.

On February 20, 2014, the Board declared a regular distribution for the first, second and third quarter of 2014 each in the amount of $0.10 per share. The record and payment dates for these distributions are as follows:

Regular Distributions	Amount per Share	Record Date	Payment Date
First Quarter	$0.10	March 6, 2014	April 14, 2014
Second Quarter	$0.10	May 8, 2014	June 17, 2014
Third Quarter	$0.10	August 11, 2014	September 18, 2014

Each of these quarterly distributions will be paid in cash or common stock at the election of stockholders. See “Stock Distributions” below.

Stock Distributions

On February 20, 2014, Keating Capital’s Board determined that it intends to pay regular quarterly distributions in cash or shares of Keating Capital’s common stock at the election of stockholders, subject to a limitation that no more than 25% of the aggregate distribution will be paid in cash with the remainder paid in shares of common stock.

Keating Capital’s Board believes there are a number of benefits from paying stock distributions and retaining cash for additional portfolio company investments, including: (i) that increased cash resources would allow Keating Capital to make investments in a greater number of portfolio companies at potentially larger investment amounts, (ii) that an increased capital base would have the effect of reducing Keating Capital’s operating expenses as a percentage of its net assets, and (iii) that a higher market capitalization and potentially greater liquidity may make Keating Capital’s common stock more attractive to investors and help reduce or eliminate its stock price discount to NAV over time. Keating Capital expects to continue to pay a portion of its distributions in shares of its common stock until such time as it has eliminated its stock price discount to NAV and can successfully access the equity capital markets, or on an ongoing basis.

The Company will be providing additional information to stockholders on their cash and stock elections for the Q1 2014 distribution on or about March 7, 2014.

Capitalization

As of December 31, 2013, Keating Capital had 9,548,902 shares of common stock issued and outstanding. There are no options, warrants, or other classes of securities issued or outstanding. Additionally, it had no debt.

Stock Repurchase Program

In May 2012, as part of an overall discount control management program, Keating Capital initiated a stock repurchase plan. The Board discontinued the stock repurchase program in October 2013 in order to make additional capital available for potential new investment opportunities. During the 17-month duration of the repurchase program, Keating Capital repurchased 448,441 shares of its common stock for approximately $3.0 million, or an average price of $6.61 per share. The total shares repurchased under the program represented approximately 4.8% of the outstanding shares at the time Keating Capital commenced the stock repurchase program, and all the purchases were immediately accretive to NAV. The weighted-average discount to NAV for all repurchased shares was 17%. As and when Keating Capital has access to additional capital that does not impair its ability to make additional portfolio company investments, the Board may consider reauthorizing a stock repurchase program.

Rights Offering and Future Equity Offerings

On December 16, 2013, Keating Capital completed a rights offering, which resulted in the issuance of 713,652 additional shares of common stock at a subscription price of $6.00 per share for net proceeds of $3.9 million after offering costs. The Company intends to use the proceeds from the rights offering to fund additional portfolio company investments and for general working capital purposes.

The Company does not intend to raise additional equity capital in 2014 unless and until its stock price is at or above its net asset value per share. Capital for additional portfolio company investments will be provided from the Company’s available cash and the proceeds from its sale of existing portfolio company investments.

Results of Operations and Balance Sheet

Decrease in Net Asset Value for the Fourth Quarter

As of December 31, 2013, the total fair value of Keating Capital’s 17 portfolio company investments was $62.0 million. The Company also had cash and cash equivalents of $13.5 million, or $1.42 per share. The Company’s net assets at December 31, 2013 were $73.0 million, or $7.65 per share, a decline of $0.28 per share during the fourth quarter.

The components that typically drive the changes in NAV each quarter are: (i) net investment losses, effectively the Company’s operating expenses, (ii) realized gains/losses on portfolio company dispositions, (iii) the change in unrealized appreciation/depreciation on portfolio company investments, and (iv) distributions paid to stockholders or capital transactions. During the three months ended December 31, 2013:

  The Company had net investment loss—effectively the Company’s operating expenses (including base management fees and accrued incentive fees)—of approximately $740,000, or a loss of $0.08 per share. The Company’s operating expenses, excluding base management fees and accrued incentive fees, were approximately $412,000 in the fourth quarter. During the fourth quarter, the Company recorded a decrease in incentive fee expense of approximately $14,000 resulting from a decrease in net unrealized appreciation of approximately $70,000 during the fourth quarter.
  The Company had no realized gains or losses during the fourth quarter since it did not dispose of any portfolio company positions.
  The Company had a net decrease in unrealized appreciation on its portfolio company investments of approximately $70,000, or a decrease of less than $0.01 per share, as a result of the following:
    Write-ups during the quarter of approximately $3.5 million in seven portfolio companies.
    Write-downs during the quarter of approximately $3.6 million in six portfolio companies.
  The Company’s NAV decreased by $0.01 per share as a result of its dividend paid in December.
  The Company’s issuance of 713,652 shares of common stock in connection with the December 2013 rights offering resulted in a decrease of $0.19 per share.

Decrease in Net Asset Value for 2013

In 2013, the Company’s net asset value decreased from $8.00 to $7.65 per share, a decrease of $0.35. The composition of the $0.35 per share decrease consisted of the following:

  The Company had net investment loss of approximately $5.3 million, or a loss of $0.59 per share. The Company’s operating expenses, excluding base management fees, accrued incentive fees and costs related to the Company’s follow-on offering registration statement which was withdrawn in the second quarter of 2013, were approximately $2.1 million for 2013, in line with its previous estimates.

  As of December 31, 2013, the Company had approximately $2.2 million of accrued incentive fees related to net unrealized appreciation and cumulative net realized gain on its investments. However, as of December 31, 2013, the Company’s investment adviser would not be entitled to payment of an incentive fee until the Company has achieved cumulative net realized gains on its investments in excess of approximately $8.9 million, which represents the sum of each portfolio company investment with unrealized depreciation as of December 31, 2013. As of December 31, 2013, the Company had approximately $4.7 million of cumulative net realized gains, resulting from the sale of its positions in NeoPhotonics, Solazyme, LifeLock and Corsair.
  In 2013, the Company generated $4.4 million of net realized capital gains for an increase of $0.49 per share. The gains realized in 2013 were sourced from the sale of the Company’s investments in Corsair Components, LifeLock and Solazyme.
  The Company had a net increase in unrealized appreciation on its portfolio company investments of approximately $3.2 million, or an increase of $0.35 per share, as a result of the following:
    Write-ups during the year of approximately $12.8 million in nine portfolio companies.
    Write-downs during the year of approximately $6.4 million in six portfolio companies.
    A reversal of the December 31, 2012 net unrealized appreciation of approximately $3.2 million on the three portfolio companies that were sold during the year.
  The Company’s NAV increased by $0.05 per share as a result of its share repurchases, which was increased by $0.03 per share to a total of $0.08 per share to reconcile the change in net asset value per share to the other per share information presented in the Company’s financial highlights. This increase was offset by the total dividends paid to stockholders of $0.49 per share, representing the Company’s net realized gains in 2013.
  Finally, the Company’s issuance of 713,652 shares of common stock in connection with the December 2013 rights offering resulted in a decrease of $0.19 per share.

As of December 31, 2013, the Company had net unrealized appreciation of approximately $6.4 million, which is reflected in its year-end NAV of $7.65.

Keating Capital, Inc. Change in Net Asset Value

	Three Months Ended		Year Ended
	December 31, 2013		December 31, 2013
	Amount	Per Share (1)	Amount	Per Share (1)

Net Asset Value, Beginning of Period (2)	$ 70,031,961	$ 7.93	$ 73,412,940	$ 8.00

Net Investment Loss	(740,471)	(0.08)	(5,312,835)	(0.59)

Net Realized Gain on Investments:
Corsair Components, Inc.	-	-	675,317	0.07
LifeLock, Inc.	-	-	3,675,041	0.41
Solazyme, Inc.	-	-	49,820	0.01

Net Realized Gain on Investments:	-	-	4,400,178	0.49

Net Change in Unrealized Appreciation (Depreciation) on Investments:
Millennial Media, Inc.	874,242	0.10	3,074,247	0.34
Zoosk, Inc.	880,000	0.10	2,570,000	0.28
SilkRoad, Inc.	70,000	0.01	1,860,000	0.21
Metabolon, Inc.	1,280,000	0.14	1,610,000	0.18
Xtime, Inc.	(210,000)	(0.02)	1,387,122	0.15
TrueCar, Inc.	70,000	0.01	1,040,000	0.11
Kabam, Inc.	-	-	640,000	0.07
Glam Media, Inc.	-	-	580,000	0.06
Solazyme, Inc.	-	-	342,456	0.04
Suniva, Inc.	(70,000)	(0.01)	50,000	0.01
MBA Polymers, Inc.	350,000	0.04	(200,000)	(0.02)
Tremor Video, Inc.	(1,504,198)	(0.17)	(370,006)	(0.04)
Harvest Power, Inc.	(710,000)	(0.08)	(770,000)	(0.09)
BrightSource Energy, Inc.	(180,000)	(0.02)	(1,177,125)	(0.13)
Corsair Components, Inc.	-	-	(1,599,920)	(0.18)
Agilyx Corporation	(930,000)	(0.11)	(1,810,000)	(0.20)
LifeLock, Inc.	-	-	(1,911,002)	(0.21)
Stoke, Inc.	10,000	*	(2,100,000)	(0.23)

Net Change in Unrealized Appreciation (Depreciation) on Investments (3)	(69,956)	-	3,215,772	0.35

Net Increase in Net Assets Resulting from Operations	(810,427)	(0.08)	2,303,115	0.25

Stockholder Distributions:
Stockholder distributions paid from net realized gains	(104,072)	(0.01)	(4,400,178)	(0.49)

Capital Stock Transactions:
Issuances of Common Stock (4)	4,281,372	(0.15)	4,281,372	(0.15)
Offering Costs from Issuance of Common Stock	(359,364)	(0.04)	(359,364)	(0.04)
Repurchases of Common Stock (5)	-	-	(2,198,415)	0.08

Net (Decrease) Increase in Net Assets from Capital Stock Transactions	3,922,008	(0.19)	1,723,593	(0.11)

Net Asset Value, End of Period[2]	$ 73,039,470	$ 7.65	$ 73,039,470	$ 7.65

Weighted Average Common Shares Outstanding During Period	8,951,682		9,033,267

Common Shares Outstanding At End of Period	9,548,902		9,548,902

* Per share amounts less than $0.01.
(1)	Unless otherwise indicated, per share data based on weighted average common shares outstanding during the period.

(2)	Per share data based on total common shares outstanding at the beginning and end of the corresponding period.

(3)	For purposes of this presentation, the per share amount attributable to net increase in unrealized appreciation on investments for the year ended December 31, 2013 was decreased by $0.01 per share to a total of $0.35 per share to reconcile the net increase in net assets resulting from operations per share to the other per share information presented. The per share amount attributable to net decrease in unrealized appreciation on investments for the three months ended December 31, 2013 was increased by $0.01 per share to a total of $0.00 per share to reconcile the net change in net assets per share to the other per share information presented.

(4)	Issuance of common stock for the quarter and year ended December 31, 2013 is based on the change in net asset value attributable to the rights offering on December 17, 2013.

(5)	The increase in net asset value per share attributable to repurchases of common stock for the year ended December 31, 2013 was $0.05 per share. However, for purposes of this presentation, the per share amount attributable to purchases of common stock was increased by $0.03 per share to a total of $0.08 per share to reconcile the change in net asset value per share to the other per share information presented.

Other Information

The following are attached to this press release:

  Keating Capital’s statement of assets and liabilities as of December 31, 2013 and 2012; and
  Keating Capital’s statement of operations for the years ended December 31, 2013, 2012 and 2011.

Stockholder Call

Keating Capital invites stockholders, analysts and interested parties to attend the call. You may pre-register at https://cc.readytalk.com/r/s0u195znpirh&eom, and participate in the call by dialing (800) 709-0218.

A slide presentation will accompany the earnings call and is available on the Company's website at http://ir.keatingcapital.com/events-calendar. Select the Presentation link to download and print the presentation.

An archived audio replay of the call together with the slide presentation will be available within approximately three hours after completion of the call at http://ir.keatingcapital.com/events-calendar. This archived recording will be available until the Company’s next quarterly conference call which has been tentatively scheduled for Monday, April 28, 2014.

About Keating Capital, Inc.

Keating Capital (www.KeatingCapital.com) is a closed-end fund (regulated as a business development company under the Investment Company Act of 1940) that specializes in making pre-IPO investments in emerging growth companies that are committed to and capable of becoming public. We provide investors with the ability to participate in a publicly traded fund that allows our stockholders to share in the potential value accretion that we believe typically occurs once a company transforms from private to public status. Keating Capital’s shares are listed on Nasdaq under the ticker symbol “KIPO.”

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in Keating Capital’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to Keating Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

Keating Capital, Inc.
Statements of Assets and Liabilities

	December 31,	December 31,
	2013	2012

Assets
Investments in portfolio company securities at fair value:
Non-control/non-affiliate investments:
Private portfolio companies
(Cost: $42,574,747 and $47,332,174, respectively)	$44,282,569	$46,819,998
Publicly-traded portfolio companies
(Cost: $8,999,996 and $6,505,162, respectively)	11,554,236	8,073,708
Affiliate investments:
Private portfolio companies
(Cost: $4,000,000 and $8,000,080, respectively)	6,140,000	10,130,000
Total, investments in portfolio company securities at fair value	61,976,805	65,023,706
(Cost: $55,574,743 and $61,837,416, respectively)

Cash and cash equivalents	13,537,328	8,934,036
Prepaid expenses and other assets	102,421	104,429
Deferred offering costs	-	322,906

Total assets	$75,616,554	$74,385,077

Liabilities
Base management fees payable to investment adviser	$126,515	$128,746
Accrued incentive fees payable to investment adviser	2,216,888	693,699
Administrative expenses payable to investment adviser	51,755	51,396
Accounts payable	47,709	90,139
Dividends payable	104,072	-
Accrued expenses and other liabilities	30,145	8,157

Total liabilities	2,577,084	972,137

Net assets
Common stock, $0.001 par value; 200,000,000 authorized; 9,997,343 and
9,283,781 shares issued, respectively	$9,997	$9,284
Additional paid-in capital	71,806,893	71,675,244
Treasury stock, at cost, 448,441 and 108,996 shares held, respectively	(2,962,594)	(764,179)
Accumulated net investment loss	(2,216,888)	(693,699)
Accumulated undistributed net realized gain on investments	-	-
Net unrealized appreciation on investments	6,402,062	3,186,290

Total net assets	$73,039,470	$73,412,940

Total liabilities and net assets	$75,616,554	$74,385,077

Net asset value per share (on 9,548,902 and 9,174,785 shares
outstanding, respectively)	$7.65	$8.00

Keating Capital, Inc.
Statements of Operations

	Years Ended December 31,
	2013	2012	2011

Investment income
Interest from portfolio company investments
Non-control/non-affiliate investments	$37,376	$-	$-
Interest and dividends from cash and cash equivalents	2,577	3,870	54,348

Total investment income	39,953	3,870	54,348

Operating expenses
Base management fees	1,462,495	1,533,808	1,153,058
Incentive fees	1,523,189	425,519	152,757
Administrative expenses allocated from investment adviser	651,811	633,997	450,019
Legal and professional fees	613,136	466,465	428,387
Directors fees	130,000	160,000	129,750
Stock transfer agent fees	58,145	65,108	212,262
Custody fees	6,000	1,000	1,000
Public and investor relations expenses	54,544	152,437	91,183
Marketing and advertising expenses	243,704	23,117	116,300
Printing and production expenses	79,068	92,713	136,606
Postage and fulfillment expenses	43,458	81,401	195,217
Stock issuance expenses	-	-	114,388
Travel expenses	112,530	81,904	346,000
General and administrative expenses	374,708	339,387	237,443

Total operating expenses	5,352,788	4,056,856	3,764,370

Net investment loss	(5,312,835)	(4,052,986)	(3,710,022)

Net realized gain on investments
Non-control/non-affiliate investments	3,724,861	282,203	-
Affiliate investments	675,317	-	-

Total net realized gain on investments	4,400,178	282,203	-

Net change in unrealized appreciation (depreciation) on investments
Non-control/non-affiliate investments	3,205,692	1,325,390	(846,136)
Affiliate investments	10,080	520,000	1,609,920

Total net change in unrealized appreciation (depreciation) on investments	3,215,772	1,845,390	763,784

Net increase (decrease) in net assets resulting from operations	$2,303,115	$(1,925,393)	$(2,946,238)

Net investment loss per common share outstanding (basic and diluted)	$(0.59)	$(0.44)	$(0.54)

Net increase (decrease) in net assets resulting from operations per
common share outstanding (basic and diluted)	$0.25	$(0.21)	$(0.43)

Weighted average common shares outstanding (basic and diluted)	9,033,267	9,198,016	6,921,481

1 Portfolio company returns are calculated at the portfolio company level (net of any selling expenses, including broker commissions); however, portfolio company returns do not reflect any of the Company’s operating expenses. Internal rate of return is the annualized rate of return on a portfolio company investment taking into account the amount and timing of all cash flows related to such portfolio company investment including the initial investment, any follow-on investment and the net proceeds from the disposition of such investment. The weighted-average internal rate of return is the annualized rate of return on all disposed portfolio company investments taking into account the amount and timing of the cash flows related to all disposed portfolio company investments (as a group). These returns represent historical results. Past performance is not a guarantee of future results.

CONTACT:
Keating Capital, Inc.
Investor Relations Contact:
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com